                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                  Safeway Inc.
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                                                PRELIMINARY COPY

SAFEWAY

                                  SAFEWAY INC.
                           5918 STONERIDGE MALL ROAD
                           PLEASANTON, CA 94588-3229

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Safeway Inc., a Delaware corporation (the "Company"), will be held at the San Ramon Marriott Hotel, 2600 Bishop Drive, San Ramon, California on Tuesday, May 12, 1998 at 10:30 a.m. for the following purposes:

     1. To elect three directors of the Company to serve for a term of three years and until their successors are elected and have qualified;

     2. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the total number of authorized shares of the Company's Common Stock from 750,000,000 to 1,500,000,000;

     3. To consider and vote upon adoption of two amendments to the Operating Performance Bonus Plan for Executive Officers of Safeway Inc.;

     4. To consider and vote upon adoption of the Capital Performance Bonus Plan for Executive Officers of Safeway Inc.;

     5. To consider and vote upon a stockholder proposal requesting the Board of Directors to take the necessary steps to provide for cumulative voting, which proposal is opposed by the Board of Directors;

     6. To ratify the appointment of Deloitte & Touche LLP as independent auditors for fiscal year 1998; and

     7. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on March 17, 1998 will be entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least 10 days prior to the Annual Meeting, at the San Ramon Marriott Hotel, 2600 Bishop Drive, California.

     Whether or not you plan to attend the meeting in person, in order to ensure your representation, please complete, sign, date and promptly return the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          MICHAEL C. ROSS
                                          Secretary

Pleasanton, California
Dated: March 27, 1998

                                  SAFEWAY INC.
                           5918 STONERIDGE MALL ROAD
                           PLEASANTON, CA 94588-3229

                                PROXY STATEMENT

     This Proxy Statement is furnished to the stockholders on behalf of the Board of Directors of Safeway Inc., a Delaware corporation ("Safeway" or the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of the Company, to be held at the San Ramon Marriott Hotel, 2600 Bishop Drive, San Ramon, California on Tuesday, May 12, 1998, at 10:30 a.m. and at any and all adjournments thereof. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on March 31, 1998.

     The information contained in this Proxy Statement has been adjusted, where appropriate, to give effect to a two-for-one stock split whereby each holder of the Company's common stock ("Common Stock") was entitled to receive on February 25, 1998 one additional share of Common Stock for each share owned as of February 10, 1998.

     Only stockholders of record at the close of business on March 17, 1998 will be entitled to vote at the meeting. At the close of business on March 17, 1998
there were           outstanding shares of Common Stock. A majority of the
outstanding shares of Common Stock will constitute a quorum for the transaction of business. Each share of Common Stock not in the treasury is entitled to one vote. There is no provision in the Company's Restated Certificate of Incorporation for cumulative voting.

     If shares are not voted in person, they cannot be voted on your behalf unless a signed proxy is given. Even if you expect to attend the Annual Meeting in person, in order to ensure your representation, please complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. If you receive two or more proxy cards, please complete, sign, date and return each to complete your representation. All shares represented by each properly executed and unrevoked proxy, in the accompanying form, will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable.

     Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the shares voting, which means that abstentions and broker non-votes will not affect the election of the candidates receiving the plurality of votes. The proposed amendment to the Company's Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock will require the affirmative vote of holders of a majority of the issued and outstanding Common Stock; accordingly, with respect to the proposed amendment, abstentions and broker non-votes will have the same effect as negative votes. In accordance with the Company's Bylaws, for purposes of determining the outcome of any other proposal as to which proxies reflect abstentions or broker non-votes, shares represented by such proxies will be treated as not present and not entitled to vote with respect to that proposal.

     The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telegraph and telephone, and personally by a few officers and regular employees of the Company who will not receive additional compensation for solicitation. Brokers, nominees and fiduciaries will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the Common Stock.

     The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business which will be presented for consideration at the meeting. However, if any such other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors is divided into three classes. Each year the stockholders are asked to elect the members of a class for a term of three years or less, depending on the class to which the Board has assigned a director not previously elected by the stockholders. If a quorum is present in person or by proxy, the affirmative vote of a plurality of the voting power of the shares represented at the meeting and entitled to vote will be sufficient to elect directors.

     It is intended that the shares represented by proxies, in the accompanying form, will be voted for the election of the three nominees named below unless authority to so vote is withheld. All of the nominees have consented to being named herein and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

     The Board of Directors recommends the three nominees named below for election as directors. The three directors will be elected to office for a three-year term ending at the Annual Meeting in 2001 and until their successors are elected and have qualified.

     The following information, which has been provided by the directors, sets forth for each of the nominees for election to the Board of Directors and for each director whose term continues, his name, age and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is or was carried on and the period during which such person has served as a Safeway director.

                                 1998 NOMINEES

     STEVEN A. BURD, age 48, has been appointed Chairman of the Board of Directors effective immediately after the conclusion of the Annual Meeting. He has been Chief Executive Officer of the Company since April 30, 1993 and President of the Company since October 26, 1992. He was first elected to the Board of Directors on September 7, 1993.

     ROBERT I. MACDONNELL, age 60, has been a member of the Board of Directors since November 26, 1986. Mr. MacDonnell is a General Partner of KKR Associates, L.P. ("KKR Associates") and was a General Partner of Kohlberg Kravis Roberts & Co. ("KKR") until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. Mr. MacDonnell is also a director of Owens-Illinois, Inc. and Owens-Illinois Group, Inc.

     WILLIAM Y. TAUSCHER, age 48, has been nominated to become a director to serve in the class of directors whose term will expire in 2001. Mr. Tauscher has served as Chairman of the Board of Vanstar Corporation ("Vanstar") since 1987 and as Chief Executive Officer of Vanstar since 1988. He was President of Vanstar from September 1988 to July 1995.

                              CONTINUING DIRECTORS

     JAMES H. GREENE, JR., age 47, has been a member of the Board of Directors since December 17, 1987. Mr. Greene is a General Partner of KKR Associates and was a General Partner of KKR from January 1, 1993 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. Mr. Greene is also a director of Accuride Corporation, Bruno's, Inc., Owens-Illinois, Inc., Owens-Illinois Group, Inc., Randall's Food Markets, Inc. and Union Texas Petroleum Holdings, Inc.

     PAUL HAZEN, age 56, has been a member of the Board of Directors since July 18, 1990. Mr. Hazen has served as President and Chief Operating Officer and director of Wells Fargo & Co. and its principal subsidiary, Wells Fargo Bank, National Association, since 1984 and was elected Chairman and Chief Executive Officer in January 1995. Mr. Hazen is also a director of Phelps Dodge Corporation and AirTouch Communications, Inc.

     HENRY R. KRAVIS, age 54, has been a member of the Board of Directors since November 26, 1986. Mr. Kravis is a Founding Partner of KKR and KKR Associates. Effective January 1, 1996, he became a managing member of the limited liability company which serves as the general partner of KKR. Mr. Kravis is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., Bruno's, Inc., Evenflo & Spalding Holdings Corporation, The Gillette Company, IDEX Corporation, Kindercare Learning Centers, Inc., KSL Recreation Group, Inc., Newsquest Capital, plc, Owens-Illinois, Inc., Owens-Illinois Group, Inc., PRIMEDIA, Inc., Randall's Food Markets, Inc., Sotheby's Holdings, Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

     PETER A. MAGOWAN, age 55, has served as Chairman of the Board of Directors since November 26, 1986 and will resign as Chairman effective immediately after the conclusion of the Annual Meeting. He served as Chief Executive Officer of the Company from November 26, 1986 to April 30, 1993 and served as President of the Company from March 27, 1988 to October 26, 1992. From December 1979 to November 26, 1986, Mr. Magowan served as Chairman of the Board and Chief Executive Officer of the Company's predecessor, Safeway Stores, Incorporated, a Maryland corporation. Mr. Magowan is also a director of Caterpillar, Inc. and Chrysler Corporation. Mr. Magowan is Managing General Partner and President of the San Francisco Giants.

     GEORGE R. ROBERTS, age 54, has been a member of the Board of Directors since July 23, 1986. Mr. Roberts is a Founding Partner of KKR and KKR Associates. Effective January 1, 1996, he became a managing member of the limited liability company which serves as the general partner of KKR. Mr. Roberts is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., Bruno's, Inc., Evenflo & Spalding Holdings Corporation, IDEX Corporation, Kindercare Learning Centers, Inc., KSL Recreation Group, Inc, Owens-Illinois, Inc., Owens-Illinois Group, Inc., PRIMEDIA, Inc., Randall's Food Markets, Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

     Mr. Roberts and Mr. Kravis are first cousins. Mr. MacDonnell and Mr. Roberts are brothers-in-law.

     Messrs. Magowan and Roberts are in the class of directors whose term will expire in 1999.

     Messrs. Greene, Hazen and Kravis are in the class of directors whose term will expire in 2000.

     Sam Ginn and Michael Tokarz have advised the Company that they will resign from the Board effective immediately after the conclusion of the Annual Meeting.

     Under Securities Purchase Agreements dated August 11, 1986, as amended December 1, 1987, each of two partnerships which are the significant stockholders of Safeway and which are affiliated with KKR has the right, so long as either owns any shares of the Common Stock, to elect at least one director to Safeway's Board of Directors in order to substantially participate in and substantially influence the conduct of the management of Safeway and its business. See "Beneficial Ownership of Securities."

BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the beneficial ownership of Safeway's outstanding Common Stock as of March 17, 1998 by (i) each of Safeway's directors and nominees who is a stockholder, (ii) the Company's Chief Executive Officer, (iii) each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 1997, (iv) one individual who would have been included in the group described in clause (iii) above but for the fact that such individual was not serving as an executive officer at the end of fiscal 1997, (v) all executive officers and directors of Safeway as a group and (vi) each person believed by Safeway to own beneficially more than 5% of its outstanding shares of Common Stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. The address of KKR Associates, SSI Equity Associates, L.P., SSI Partners, L.P., SSI Associates, L.P. and KKR Partners II, L.P. is 9 West 57th Street, New York, New York 10019.

                                                  NUMBER OF SHARES
                                                    BENEFICIALLY      PERCENTAGE OF
            NAME OF BENEFICIAL OWNER                  OWNED(1)          CLASS(1)
            ------------------------              ----------------    -------------
KKR Associates, L.P.(2).........................    104,529,450
  James H. Greene, Jr.(3).......................        144,402                   *
  Henry R. Kravis(4)............................
  Robert I. MacDonnell(5).......................         85,504                   *
  George R. Roberts(6)..........................
  Michael T. Tokarz.............................         20,000                   *
SSI Equity Associates, L.P.(7)..................     28,297,940
Sam Ginn(8).....................................        204,168                   *
Paul Hazen(8)...................................        204,168                   *
Peter A. Magowan(9).............................      4,153,600
Steven A. Burd(9)...............................      3,370,100
Kenneth W. Oder(9)(10)..........................      2,112,144                   *
Julian C. Day(9)................................        503,105                   *
Michael C. Ross(9)..............................        774,024                   *
Gary D. Smith(9)................................        263,331                   *
E. Richard Jones(9)(11).........................      1,094,788
All executive officers and directors as a group
  (16 persons, excluding Messrs. Greene, Kravis,
  Roberts, MacDonnell and Tokarz)(9)............     12,701,328
FMR Corp.(12)...................................     42,115,364
American Express Company and American Express
  Financial Corporation(13).....................     29,279,798

---------------

  *  Less than 1%

 (1) For purposes of this table, a person or a group of persons is deemed to have "beneficial ownership" as of a given date of any shares which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (2) The shares are owned of record by SSI Associates, L.P. and KKR Partners II, L.P., the sole general partner of each of which is KKR Associates, a New York limited partnership. KKR Associates, in its capacity as general partner, may be deemed to beneficially own such shares. Messrs. Greene, Kravis, MacDonnell, Roberts, Tokarz, Edward A. Gilhuly, Perry Golkin, Michael W. Michelson, Paul E. Raether, Clifton S. Robbins and Scott Stuart, as general partners of KKR Associates, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Associates, but disclaim any such beneficial ownership. Messrs. Greene, Kravis, MacDonnell, Roberts and Tokarz are members of Safeway's Board of Directors.

 (3) Represents shares owned jointly by Mr. Greene and his wife. Does not include 20,000 shares owned by Mrs. Greene, as to which Mr. Greene disclaims any beneficial ownership. Does not include 12,000 shares held in trust by Mrs. Greene for the benefit of their children, as to which Mr. Greene disclaims any beneficial ownership.

 (4) Does not include 800,000 shares held by Mr. Kravis as a trustee of an irrevocable trust created by Mr. Roberts for the benefit of his children (the "Roberts Trust"). As co-trustee, Mr. Kravis shares the authority to vote and dispose of the shares, but has no economic interest in such shares.

 (5) Does not include 120,000 shares held in an irrevocable trust created by Mr. MacDonnell for the benefit of his children (the "MacDonnell Trust") with respect to which Mr. MacDonnell disclaims any beneficial ownership.

 (6) Does not include 120,000 shares held by Mr. Roberts as a trustee of the MacDonnell Trust. As co-trustee, Mr. Roberts shares the authority to vote and to dispose of the shares, but has no economic interest in such shares. Does not include 800,000 shares held in the Roberts Trust with respect to which Mr. Roberts disclaims any beneficial ownership.

 (7) SSI Equity Associates, L.P. is a Delaware limited partnership, the sole general partner of which is SSI Partners, L.P., a Delaware limited partnership. SSI Partners, L.P., in its capacity as general partner, may be deemed to own any shares beneficially owned by SSI Equity Associates, L.P. Messrs. Kravis, MacDonnell, Raether and Roberts, as general partners of SSI Partners, L.P., may be deemed to share beneficial ownership of any shares beneficially owned by SSI Partners, L.P., but disclaim any such beneficial ownership. Messrs. Kravis, MacDonnell and Roberts are members of Safeway's Board of Directors.

 (8) Includes 162,500 shares issuable upon exercise of stock options.

 (9) Includes shares issuable upon exercise of stock options as follows: Mr. Magowan, 1,490,000; Mr. Burd, 3,082,262; Mr. Oder, 2,000,000; Mr. Day,
     430,000; Mr. Ross, 720,000; Mr. Smith, 227,400; and all executive officers and directors as a group, 9,297,282. Does not include shares issuable upon exercise of stock options which are not vested and will not become vested within 60 days after March 17, 1998.

(10) Does not include 6,480 shares held by Mr. Oder as trustee of irrevocable trusts created by Mr. Burd for the benefit of his children. As trustee, Mr. Oder has the authority to vote and dispose of the shares, but has no economic interest in such shares.

(11) Does not include 16,000 shares held by Mr. Jones as trustee for the benefit of his children, as to which shares Mr. Jones disclaims any beneficial ownership.

(12) All information regarding FMR Corp. and its affiliates is based on information disclosed in the Schedule 13G filed by FMR Corp., Edward C. Johnson 3d and Abigail Johnson on February 11, 1998 (the "FMR Schedule 13G"). According to the FMR Schedule 13G, (i) Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 37,842,974 of such shares as a result of acting as investment adviser to various investment companies, (ii) Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 3,182,390 of such shares as a result of its serving as investment manager of institutional account(s), (iii) Fidelity International Limited is the beneficial owner of 1,090,000 of such shares as a result of its providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors, (iv) FMR Corp., Edward C. Johnson 3d and Abigail Johnson each has sole dispositive power over all of such shares and (v) FMR has sole voting power over 2,765,990 of such shares. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(13) All information regarding American Express Company and American Express Financial Corporation is based on information disclosed in a Schedule 13G filed by American Express Company and American Express Financial Corporation on January 30, 1998 (the "AMEX Schedule 13G"). According to the AMEX Schedule 13G, American Express Company disclaims beneficial ownership of the securities referred to in the AMEX Schedule 13G. The address of American Express Company is American Express Tower, 200 Vesey Street, New York, New York 10285, and the address of American Express Financial Corporation is IDS Tower 10, Minneapolis, Minnesota 55440.

     The limited partnership agreement pursuant to which SSI Associates was organized will, by its terms, expire on December 31, 1998 unless amended by all of the limited partners to extend the term beyond such date. There can be no assurance that KKR Associates (the general partner of SSI Associates) will seek such amendments, or, if sought, that such amendments will be approved by the limited partners. If such partnership agreement expires, the limited partnership will dissolve. In the event of the dissolution and winding up of SSI Associates, KKR Associates will have sole discretion regarding the timing (which may be one or more years after the expiration of the partnership agreement) and manner of the disposition of any Common Stock held by such partnership, including public or private sales of such Common Stock, the distribution of such Common Stock to the limited partners of SSI Associates, or a combination of the foregoing.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

     The Company's Board of Directors held four regular meetings and two special meetings in fiscal 1997. Each director, except Messrs. Kravis, Roberts and Tokarz, attended 75% or more of the total number of Board meetings and meetings of Board committees on which the director served during the time he served on the Board or committee. The Board of Directors has established the following standing committees: Audit Committee, Compensation and Stock Option Committee and Section 162(m) Committee. There is no standing Nominating Committee.

     Audit Committee: Paul Hazen, Chairman; Sam Ginn. William Tauscher will succeed to Mr. Ginn's position on the Audit Committee effective immediately after the conclusion of the Annual Meeting. As directed by the Board, the functions of the committee include recommending independent auditors to be employed by the Company; conferring with the independent auditors regarding their audit of the Company; reviewing the fees of such auditors and other terms of their engagement; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with the Company's internal auditors; reviewing with the independent and internal auditors the results of their examinations; and recommending changes in financial policies or procedures as suggested by the auditors. During fiscal 1997 the Audit Committee held three meetings.

     Compensation and Stock Option Committee: Sam Ginn, Chairman; James H. Greene, Jr., Paul Hazen and Robert I. MacDonnell. William Tauscher will succeed to Mr. Ginn's position as Chairman of the Compensation and Stock Option Committee immediately after the conclusion of the Annual Meeting. The functions of the committee are to review new or modified programs in the areas of executive salary and incentive compensation, deferred compensation and stock plans; to review direct and indirect compensation matters; and to review management's compensation actions for executive officers and other key personnel. During fiscal 1997 the Compensation and Stock Option Committee held three meetings.

     Section 162(m) Committee: Sam Ginn, Chairman; Paul Hazen. William Tauscher will succeed to Mr. Ginn's position as Chairman of the Section 162(m) Committee immediately after the conclusion of the Annual Meeting. The functions of the committee are to approve grants of stock options to executive officers; establish performance goals with respect to performance-based compensation for executive officers; certify whether performance goals have been met before performance-based compensation is made to executive officers; and perform any other action required to be performed by a committee of "outside directors" (pursuant to Section 162(m) of the Internal Revenue Code of 1986), or by a committee of "non-employee directors" (pursuant to Rule 16b-3 under the Securities Exchange Act of 1934). During fiscal 1997, the Section 162(m) Committee did not hold any meetings.

     Director Compensation: Directors who are not employees of the Company or its subsidiaries (other than Mr. Magowan) were paid an annual fee of $40,000 in 1997. See "Compensation Committee Interlocks and Insider Participation" for a description of fees paid to KKR by the Company for management, consulting and financial services.

     The Outside Director Equity Purchase Plan (the "Director Plan") generally provides for the grant to "Outside Directors" (as defined in the Director Plan) of options to purchase shares of Common Stock of the Company and requires Outside Directors to purchase shares of Common Stock as a condition to membership on the Board. Pursuant to the Director Plan, each Outside Director is granted, on the later to occur of (a) December 14, 1990 (the date of adoption of the Director Plan by the Board), or (b) such Outside Director's appointment to the Board, an option to purchase the number of shares of Common Stock equal to $150,000 (increased by 10% on every other anniversary of the date the Director Plan was adopted by the Board) divided by the Purchase Price (defined as $2.40 for Outside Directors eligible to be granted options as of the date of adoption of the Director Plan by the Board, and 80% of the fair market value of a share of Common Stock on the date of grant for all other initial grants). The foregoing option grants are conditioned on the purchase by such Outside Director of shares of Common Stock as set forth in the Director Plan. Mr. Ginn and Mr. Hazen each has purchased 41,668 shares of Common Stock. In connection with such purchases, Mr. Ginn and Mr. Hazen each delivered to Safeway a full recourse note in the amount of $99,900. Each note matures in 2001 and bears interest at 8.87% per annum. In addition, pursuant to the Director Plan, each Outside Director is granted, on the later to occur of (i) May 9, 1995 (the date of adoption of the First Amendment to the Director Plan by the Board) or (ii) the date such Outside Director completes three continuous years of service as a member of the Board, an option to purchase an additional 100,000 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

     Under the Deferred Compensation Plan for Safeway Directors, a non-employee director may elect to defer, until a specified calendar year or until retirement from the Board, all or any portion of the director's compensation. The director may elect to have such compensation credited to a cash credit account (which accrues interest at the prime rate) or a stock credit account (based on an equivalent number of shares of Common Stock that could have been purchased with the deferred compensation). All distributions of a director's cash or stock credit account are made in cash.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In December 1996, the Company and The Vons Companies, Inc. ("Vons") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Vons was merged into a subsidiary of the Company (the "Merger") and each share of common stock of Vons outstanding immediately prior to the effective time of the Merger (other than shares owned directly or indirectly by the Company) was converted into the right to receive 2.85 shares of Common Stock. The Merger was consummated in April 1997. In connection with the Merger, the Company entered into an Amended and Restated Stock Purchase Agreement (the "Repurchase Agreement") in January 1997 with SSI Associates, L.P., an affiliate of KKR, pursuant to which the Company repurchased (the "Repurchase") 64 million shares of Common Stock for $1.376 billion ($21.50 per share) effective immediately after consummation of the Merger. Messrs. Greene, Kravis, MacDonnell, Roberts and Tokarz are members of the limited liability company which serves as the general partner of KKR.

     Also in connection with the Merger, the Company replaced all outstanding Vons stock options granted to its outside directors with replacement options to purchase Common Stock ("Replacement Options"). Each Replacement Option represents the right to purchase, on substantially the same terms and conditions as were applicable under the Vons stock option being replaced, the number (rounded to the nearest whole number) of shares of Common Stock as such holder of such Vons stock option would have been entitled to receive pursuant to the Merger had such holder exercised such Vons stock option in full immediately prior to the effective time of the Merger (not taking into account whether such Vons stock option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Vons common stock otherwise purchasable pursuant to such Vons stock option divided by (y) the number of shares of Common Stock purchasable pursuant to such Replacement Option. Each Replacement Option is fully exercisable regardless of whether the Vons stock option was exercisable prior to the effective time of the Merger. The Replacement Options, like the Vons stock options, generally are exercisable until three months after resignation (or one year after resignation in the case of a director who is over 60 years old). Messrs. Burd, Greene, MacDonnell and Magowan were directors of Vons and received, in connection with the Merger, Replacement Options representing the right to purchase shares of Common Stock as follows: Mr. Burd, 82,262 shares; Mr. Greene, 74,398 shares; Mr. MacDonnell, 85,500 shares; and Mr. Magowan, 85,500 shares. The Replacement Options are fully exercisable.

     Mr. Magowan resigned from his position as Chief Executive Officer of the Company effective April 30, 1993 and will continue as Chairman of the Board of the Company until the conclusion of the Annual Meeting, after which he will continue as a director of the Company and be entitled to receive an annual directors fee. The Company employed Mr. Magowan at an annual salary of $737,500 until December 31, 1994, after which he received a monthly salary of $42,500 ($510,000 annually) until his retirement from the Company on April 30, 1997. Mr. Magowan will continue to receive insurance benefits and, upon his retirement, became entitled to receive retirement benefits in accordance with the terms of the Company's qualified retirement plan of $70,089 per year, and an additional $566,843 per year from the Company.

     See COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION for additional relationships and transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) of Common Stock with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Officers, directors and greater-than-ten-percent holders are required to furnish the Company with copies of all such forms which they file.

     To the Company's knowledge, based solely on the Company's review of copies of such reports or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that for fiscal 1997 all filing requirements applicable to its officers, directors, greater-than-ten-percent beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with, except that E. Richard Jones, Gary D. Smith and Richard A. Wilson each filed one report late, in each case covering one transaction.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1997, 1996 and 1995 for the Chief Executive Officer, the four most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 1997 and
E. Richard Jones, who resigned as an executive officer in October 1997. The table does not include Replacement Options received by Mr. Burd in connection with the Merger. See "Certain Relationships and Transactions."

                           SUMMARY COMPENSATION TABLE
                             (DOLLARS IN THOUSANDS)

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                       ------------
                                                          ANNUAL COMPENSATION             AWARDS
                                                    -------------------------------    ------------
                                                                       OTHER ANNUAL     SECURITIES
            NAME AND PRINCIPAL                      SALARY    BONUS    COMPENSATION     UNDERLYING
                 POSITION                   YEAR    ($)(A)     ($)         ($)          OPTIONS(#)
            ------------------              ----    ------    -----    ------------    ------------
Steven A. Burd............................  1997     687       631          --                --
  President and CEO                         1996     650       715          --                --
                                            1995     650       706          --                --

Kenneth W. Oder...........................  1997     452       324          --           600,000
  Executive Vice President                  1996     425       425          --                --
                                            1995     420       420          --                --

Julian C. Day.............................  1997     372       294          --                --
  Executive Vice President                  1996     365       387          --                --
  and CFO                                   1995     365       367          --                --

Michael C. Ross...........................  1997     320       191          --                --
  Senior Vice President,                    1996     300       240          --                --
  Secretary & General Counsel               1995     297       238         103(b)             --

Gary D. Smith.............................  1997     216       113          --           100,000
  Senior Vice President                     1996     174       104          --                --
                                            1995     155        80          --                --

E. Richard Jones..........................  1997     309       292          --                --
  Former Executive Vice President           1996     358       393          --                --
                                            1995     358       373          --                --

---------------

(a) 1997 salary amounts include an additional week because fiscal 1997 was a 53-week year.

(b) Represents amounts reimbursed to Mr. Ross for the payment of taxes on relocation expenses.

             COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Ginn, Greene, Hazen and MacDonnell served as members of the Compensation and Stock Option Committee (the "Committee") of the Company's Board of Directors during fiscal 1997. Mr. Greene was a Vice President and Assistant Secretary of the Company from August 1986 to November 1986. No other member of the Committee is a current or former officer or employee of the Company or any of its subsidiaries.

     Safeway holds an 80% interest in Property Development Associates, a California general partnership formed in 1987 ("PDA"). The general partners of PDA are Pacific Resources Associates, L.P., a Delaware limited partnership ("PRA"), which is a company controlled by an affiliate of KKR, and Safeway. PDA was organized to purchase, manage and dispose of certain Safeway facilities which are no longer used in Safeway's retail grocery business. During 1997, the Company contributed to PDA six properties no longer used in the Company's retail grocery business which had an aggregate net book value of $4.9 million, and PRA made a corresponding capital contribution in cash to maintain its proportionate ownership interest in PDA. No gains or losses were recognized on these transactions in the financial statements. During 1997, Safeway paid PDA $1.5 million for reimbursement of expenses related to management and real estate services provided by PDA in connection with certain of Safeway's properties no longer used in the retail grocery business. At year-end 1997, PDA held 207 properties which were recorded at an aggregate net book value of $119.7 million. The accounts of PDA are consolidated with those of the Company, and a minority interest of $24.0 million is included in accrued claims and other liabilities in the Company's consolidated balance sheet at year-end 1997.

     During fiscal 1997, the Company paid approximately $247,000 in rent to Carmel Valley Partners with respect to a lease for one of the Company's retail grocery stores. Carmel Valley Partners is a general partnership 80% of which is owned by a subsidiary of Pacific Realty Associates, L.P., which is a partnership controlled by an affiliate of KKR. In addition, during fiscal 1997, the Company paid approximately $1,217,000 in rent and maintenance fees to PDA with respect to leases for 14 of the Company's retail grocery stores. The Company believes that the rates charged with respect to the foregoing leases were the same as or less than the rates that could be obtained from unrelated third parties.

     KKR provides management, consulting and financial services to Safeway for an annual management fee. Such services include, but are not necessarily limited to, advice and assistance concerning any and all aspects of the operation, planning and financing of Safeway, as needed from time to time. In 1997, the Company paid KKR a management fee of $1.35 million and reimbursed expenses in the amount of approximately $49,000.

     The Company received approximately $61,360 in charter fees from KKR for the use of the Company's airplane during fiscal 1997. The Company believes that the rates paid by KKR were at least the same as the rates that could be obtained from unrelated third parties.

     In 1991, Messrs. Ginn and Hazen each purchased 41,668 shares of Common Stock of the Company pursuant to the Director Plan which requires Outside Directors to purchase shares of Common Stock as a condition to membership on the Board. In connection with such purchases, Messrs. Ginn and Hazen each delivered to the Company a full recourse note in the amount of $99,900. Each note matures in 2001 and bears interest at 8.87% per annum. Each of Messrs. Ginn and Hazen remained indebted to the Company for such amount (plus accrued interest) as of March 17, 1998.

                                 *  *  *  *  *

     The following Report of the Compensation and Stock Option Committee and of the Section 162(m) Committee and Stock Performance Graph are not to be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                     REPORT OF THE SECTION 162(m) COMMITTEE

     The Company's policies with respect to the compensation of executive officers, which policies are approved by the Compensation and Stock Option Committee, are (1) to base a significant portion (up to approximately 55%) of total yearly compensation of executive officers on the performance of the Company and the individual performances of the executive officers, (2) to award the Company performance-based portions of compensation only when overall Company performance reaches pre-established levels, and (3) to pay base salaries and, subject to approval by the Section 162(m) Committee, award stock options to executive officers based on a review of competitive compensation practices of various industry groups and comparable size companies, overall financial, strategic and operational Company performance, improvement in market value of the Company's stock and each individual executive officer's performance.

     The relationship of Company performance to the compensation of executive officers, including the Chief Executive Officer ("CEO"), is as follows.

     The Company undertakes an annual planning process which culminates in the adoption and approval of an operating plan for the Company. The operating plan includes a target level for Company operating performance for the following year. The specific elements of Company operating performance that are relevant to compensation determinations are sales, operating profit and working capital. No operating performance-based compensation is awarded to executive officers, including the CEO, unless an operating performance threshold based upon target level performance is met. The operating performance threshold can be met only if specific performance thresholds for sales and operating profit are met. The amount of operating performance-based compensation awardable is then increased or decreased depending on the extent to which the working capital threshold is or is not met. If the operating performance threshold is met, operating performance-based compensation of up to 120% of the CEO's base salary is awarded based upon the extent to which Company performance exceeds the threshold, and executive officers other than the CEO are eligible to receive operating performance-based compensation up to a maximum percentage of each such executive officer's base salary, which maximum percentage ranges from 48% to 120%. The maximum percentages for the CEO and for certain other executive officers were increased in October 1997 (see Proposal 3). The amount of operating performance-based compensation awarded to such executive officers may be reduced by the CEO and is based on individual, participant-specific performance factors, and the amount of a particular individual's award cannot exceed the maximum percentage for such individual. The foregoing ranges of percentages of base salary payable to the CEO and other executive officers were established based on a review of competitive compensation levels with a view to allowing for higher than average incentive compensation to supplement lower than average base compensation.

     Operating performance-based compensation may, at the option of the executive, be paid in cash, in stock, or in a combination of cash and stock. Based on actual operating results in 1997, Company performance exceeded the threshold of operating performance and, accordingly, operating performance-based compensation was awarded to the CEO and other executive officers.

     In addition to operating performance-based compensation, the most senior executive officers who are responsible for making capital investment decisions, including the CEO, are also eligible for capital performance-based compensation, payment of which is contingent on new capital investments of the Company achieving targeted rates of return established at the outset of each new capital investment project. Capital performance is measured for the first and third years following completion of a particular project. With respect to each such year, if the capital performance threshold is met, compensation of up to 15% (for a total of up to 30%) of the executive officer's base salary is awarded based upon the extent to which capital performance exceeded the threshold. The foregoing percentage was established at a level intended to emphasize the importance of capital spending to the Company's business. Based on the results of the measured projects, all of which exceeded the pre-established targeted rates of return, the CEO and certain other executive officers earned a capital performance-based bonus in 1997 with respect to measured first and third year projects.

     Base salaries are evaluated annually for all executive officers, including the CEO. Base salaries for executive officers, including the CEO, are based in part on overall financial, strategic and operational Company performance, improvement in market value of the Company's stock, individual performance and competitive salary levels. Of these factors, the most significance is accorded to overall Company performance and improvement in market value of the Company's stock, followed by individual performance and competitive salary levels. The determination of whether to make certain one-time payments, such as signing bonuses, including the amount of any such payments, is evaluated on a case-by-case basis. Competitive compensation practices are reviewed by position and various industry groups, and this competitive data is used to determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. The companies surveyed for this purpose include grocery companies and non-grocery companies. The non-grocery companies were selected because they were considered to be the significant competitors with respect to executive officer positions. All grocery companies whose executive pay practices were surveyed for this purpose are included in the peer group identified in footnote (a) to the Stock Performance Graph set forth elsewhere in this proxy statement, except for those companies whose common stock was not publicly traded for the period covered by the Stock Performance Graph. The Company's executive salary levels, including with respect to the CEO, generally are at the median of or lower than the executive compensation levels of the companies surveyed. The CEO received a 15% increase in base salary in October 1997. In approving this increase, the Committee considered the significant recent improvement in the Company's performance as well as the fact that the CEO had not received a salary increase since 1994.

     Stock option grants are considered periodically by the Committee for all executive officers, including the CEO. A primary consideration in granting stock options is to encourage members of management to hold significant equity ownership in the Company. The aggregated option exercise table shows stock options owned by the individuals named in the Summary Compensation Table. The amounts of stock options granted in any given year, including those granted to executive officers, are derived based upon the same factors, and with the same relative significance, as are set forth in the preceding paragraph with respect to establishment of base salary levels, although less weight is accorded to competitive compensation levels because of the difficulty in making a meaningful comparison with respect to stock options. All stock option grants to executive officers are subject to approval by the Section 162(m) Committee.

     The Committee believes that the executive compensation policies and programs described above serve the interests of all stockholders and the Company and substantially link compensation of the Company's executive officers with the Company's performance.

     During 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to include a provision which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (defined as the CEO and the Company's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 18, 1993 and compensation which constitutes "performance-based compensation" is excludable in applying the $1 million limit. It is the Company's policy to qualify all compensation paid to its top executives, in a manner consistent with the Company's compensation policies, for deductibility under the 1993 law in order to maximize the Company's income tax deductions. However, this policy does not rule out the possibility that the Committee may approve compensation that may not qualify for the compensation deduction, if in light of all applicable circumstances it would be in the best interests of the Company for such compensation to be paid.

Compensation and
   Stock Option Committee:           Section 162(m)Committee:
    Sam Ginn                         Sam Ginn
    James H. Greene, Jr.             Paul Hazen
    Paul Hazen
    Robert I. MacDonnell

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its common stock to that of the S&P 500 and a group of peer companies in the retail grocery industry.

                  12/31/92  12/31/93  12/30/94  12/28/95  12/31/96  12/31/97
-----------------------------------------------------------------------------
Safeway            100.00    163.46    245.19    396.15    657.69    973.08
S&P 500            100.00    110.00    112.00    152.00    192.00    250.00
Peer Group(a)      100.00    100.66    107.16    133.99    174.68    226.11

---------------

(a) The peer group companies are: The Kroger Co., American Stores Company, Safeway Inc., The Great Atlantic & Pacific Tea Company, Inc., Winn-Dixie Stores, Inc., Albertson's Inc., Food Lion, Inc., Giant Food Inc., Fred Meyer, Inc., The Penn Traffic Company and Hannaford Bros. Co. The peer group does not include The Vons Companies, Inc. or Smith's Food & Drug Centers, Inc., each of which had been included in the 1996 peer group, because The Vons Companies, Inc. was acquired by the Company in April 1997 and Smith's Food and Drug Centers was acquired by Fred Meyer, Inc. in September 1997.

                       OPTION GRANTS IN 1997 FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during fiscal 1997 to each of the individuals identified in the Summary Compensation Table. The table does not include Replacement Options received by Mr. Burd in connection with the Merger. See "Certain Relationships and Transactions."

                                                                                          POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                 -------------------------------------------------------      ANNUAL RATES
                                 NUMBER OF      % OF TOTAL                                   OF STOCK PRICE
                                 SECURITIES      OPTIONS                                      APPRECIATION
                                 UNDERLYING     GRANTED TO                                 FOR OPTION TERM(B)
                                  OPTIONS       EMPLOYEES     EXERCISE PRICE  EXPIRATION  ---------------------
             NAME                GRANTED(#)   IN FISCAL 1997    ($/SHARE)        DATE      5%($)        10%($)
             ----                ----------   --------------  --------------  ----------  -------      --------
Steven A. Burd.................      --             --
Kenneth W. Oder................   600,000(a)       15.1           29.875       12/17/07   11,272,936   28,567,834
Julian C. Day..................      --             --
Michael C. Ross................      --             --
Gary D. Smith..................   100,000(a)       2.5           26.40625      7/23/07    1,660,678    4,208,484
E. Richard Jones...............      --             --

---------------

(a) Options vest at a rate of 15% per year beginning with the anniversary of the date of grant through the sixth anniversary of the date of grant, with the remaining 10% becoming exercisable on the seventh anniversary of the date of the grant. Upon the occurrence of a Change of Control of the Company, options shall become exercisable as to all shares covered thereby, notwithstanding that such options may not have fully vested at such time. A "Change of Control of the Company" is deemed to have occurred (pursuant to the provisions of the individual stock option agreement) generally when: (i) any person (other than an employee benefit plan of the Company) becomes the beneficial owner of 50% or more of the Company's then-outstanding voting securities; or (ii) as a result of a tender offer or exchange offer for Company securities, or as a result of a proxy contest, merger, consolidation or sale of assets, individuals who at the beginning of any two-year period constitute the Board, plus new directors whose election was approved by a vote of at least 2/3 of the continuing board members (the "Continuing Board Members"), cease to constitute a majority of the Board; or (iii) the Company's security holders approve (A) a merger or consolidation of the Company with any other corporation, other than that which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 80% of the surviving corporation's then outstanding voting securities, or (B) a plan of complete liquidation of the Company or a sale of all or substantially all of the Company's assets. Notwithstanding the foregoing definition, none of the foregoing events shall constitute a Change of Control of the Company if (x) immediately after the occurrence of the event, SSI Associates, KKR Partners II or any other affiliated entity is the beneficial owner of 30% or more of the Company's then-outstanding voting securities or (y) prior to the occurrence of the event, the Continuing Board Members unanimously approve the event.

(b) The assumed annual rates of appreciation in the table are shown for illustrative purposes only pursuant to applicable SEC requirements. Actual values realized on stock options are dependent on actual future performance of the Company's stock, among other factors. Accordingly, the amounts shown may not necessarily be realized.

                    AGGREGATED OPTION EXERCISES DURING 1997
               FISCAL YEAR AND 1997 FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning exercise of stock options during fiscal 1997 by each of the individuals identified in the Summary Compensation Table and the value of unexercised options at the end of fiscal 1997.

                                                                   NUMBER OF
                                                                  SECURITIES        VALUE OF UNEXERCISED
                                                                  UNDERLYING        IN-THE-MONEY OPTIONS
                                                              UNEXERCISED OPTIONS         AT 1997
                                       SHARES       VALUE     AT 1997 YEAR-END(#)      YEAR-END($)(B)
                                     ACQUIRED ON   REALIZED      EXERCISABLE/           EXERCISABLE/
               NAME                  EXERCISE(#)    ($)(A)       UNEXERCISABLE         UNEXERCISABLE
               ----                  -----------  ----------  -------------------   --------------------
Steven A. Burd.....................      500,000  12,976,600       2,782,262/            75,970,680/
                                                                   1,700,000             44,537,500
Kenneth W. Oder....................      200,000   4,728,140       1,850,000/            51,268,750/
                                                                   1,150,000             14,618,750
Julian C. Day......................      220,000   4,852,764         390,000/            10,288,110/
                                                                     390,000             10,242,488
Michael C. Ross....................           --          --         570,000/            15,731,250/
                                                                     430,000             11,743,750
Gary D. Smith......................       56,000   1,309,000         243,400/             7,177,856/
                                                                     104,600                633,882
E. Richard Jones...................           --          --         490,000/            14,802,183/
                                                                      10,000                269,687

---------------

(a) Value realized is (i) the fair market value of the stock at the date of exercise less the exercise price of the options exercised multiplied by (ii) the number of shares represented by such options.

(b) Potential unrealized value is (i) the fair market value at fiscal 1997 year-end ($31.4375 per share) less the exercise price of "in-the-money," unexercised options multiplied by (ii) the number of shares represented by such options.

PENSION PLANS

     Pension benefits are paid to executive officers under the Employee Retirement Plan, a qualified defined benefit pension plan, and the Retirement Restoration Plan. The Retirement Restoration Plan, which became effective on January 1, 1994, provides benefits to certain employees, including the individuals named in the Summary Compensation Table, that cannot be paid under the qualified Retirement Plan due to Internal Revenue Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid.

     The Employee Retirement Plan and the Retirement Restoration Plan (collectively, the "Retirement Plans") provide benefits under a formula based in part on years of service, age at retirement date, and the employee's highest 60-month average compensation out of the 120 consecutive months preceding retirement. Unreduced benefits under the formula are payable as early as age 62, and reduced early retirement benefits are available at ages 55 through 61.

     The following table illustrates the total estimated annual benefits payable as of January 3, 1998 from the Retirement Plans to persons in specified remuneration and years of credited service classifications. The benefits shown in the table are based on the Retirement Plans' final average earnings benefit formula, retirement at age 65, and payment in the form of a single life annuity.

                               PENSION PLAN TABLE

             ANNUAL FINAL                        YEARS OF CREDITED SERVICE UNDER PLANS
           AVERAGE EARNINGS               ----------------------------------------------------
            USED FOR PLANS                   15         20         25         30         35
--------------------------------------    --------    -------    -------    -------    -------
$ 100,000.............................    $ 19,545     26,060     32,575     39,090     45,605
   200,000............................      41,295     55,060     68,825     82,590     96,355
   300,000............................      63,045     84,060    105,075    126,090    147,105
   400,000............................      84,795    113,060    141,325    169,590    197,855
   500,000............................     106,545    142,060    177,575    213,090    248,605
   600,000............................     128,295    171,060    213,825    256,590    299,355
   800,000............................     171,795    229,060    286,325    343,590    400,855
 1,000,000............................     215,295    287,060    358,825    430,590    502,355
 1,500,000............................     324,045    432,060    540,075    648,090    756,105

     Remuneration under the final average earnings formula illustrated in the foregoing table includes pay earned from full-time employment, contingent pay and pay for part-time employment, but excludes stock options and any special pay made solely in the discretion of the employer. Remuneration under this final average earnings formula for the individuals named in the Summary Compensation Table generally corresponds with the aggregate of the earned salary, plus bonuses and long-term compensation for each such person. Credited years of service as of January 3, 1998 under the final average earnings formula for the individuals named in the Summary Compensation Table were: S. A. Burd, four; J.
C. Day, three; K. W. Oder, five; M.C. Ross, four, G. D. Smith, 29, and E. R. Jones, 14.

     In addition to benefits provided under the final average earnings benefit formula, the Retirement Plans provide retirement benefits under an account balance feature. The normal form of benefit under this feature is a life annuity commencing at age 65, and early retirement benefits are available at ages 55 and greater. The annual account balance benefit at age 65 is equal to 12% of an employee's accumulated account balance. Additions to an employee's account balance are based on the employee's salary, exclusive of bonuses and other contingent or special pay, and interest in accordance with an interest index. Estimated annual retirement benefits under the account balance feature for the individuals named in the Summary Compensation Table are shown below, and assume a 6% annual interest index factor and no increases in salary.

                NAME                   YEAR REACHING AGE 65    ESTIMATED ANNUAL BENEFIT
                ----                   --------------------    ------------------------
S. A. Burd...........................          2014                    $163,411
J. C. Day............................          2017                     104,274
K. W. Oder...........................          2012                      90,046
M. C. Ross...........................          2013                      66,419
G. D. Smith..........................          2008                      43,291
E. R. Jones..........................          2009                      91,894

                                   PROPOSAL 2

                  APPROVAL OF PROPOSAL TO AMEND THE COMPANY'S
                     RESTATED CERTIFICATE OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors is presenting, for approval by the stockholders, a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 750,000,000 to 1,500,000,000.

     On January 28, 1998, the Board approved a two-for-one split of the outstanding Common Stock. The stock split was effected in the form of a distribution to stockholders on February 25, 1998 of one additional share of Common Stock for each share owned as of February 10, 1998. The Board believes that the stock split is in the best interests of the stockholders because it should broaden the market for the Company's shares and ultimately result in an increased number of stockholders.

     Although the stock split resulted in doubling the number of shares of Common Stock outstanding, it did not affect the number of shares of Common Stock or Preferred Stock authorized under the Company's Restated Certificate of
Incorporation. As of March 17, 1998, there were      shares of Common Stock
outstanding and approximately      shares of Common Stock reserved for issuance
pursuant to outstanding options and warrants. There are no shares of Preferred Stock outstanding.

     The text of the proposed amendment to Article IV of the Company's Restated Certificate of Incorporation is as follows:

     RESOLVED, that Article IV of the Company's Restated Certificate of Incorporation be amended to read as follows, subject to the required consent of the stockholders of the Company:

                                   ARTICLE IV

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Billion Five Hundred Twenty Five Million (1,525,000,000), consisting of One Billion Five Hundred Million (1,500,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and Twenty-Five Million (25,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The designation, powers, preferences and relative, participating, optional or other special rights, including voting rights, and qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware.

     The Board believes it is advisable for the Company, particularly in light of the recent stock split, to have an increased number of authorized shares of Common Stock which would be available for future issuance for various corporate purposes. While the Board has no present arrangement, agreement or plan to approve the issuance of any of the proposed additional authorized shares of Common Stock, such shares may be issued for a variety of corporate purposes. Such purposes might include, without limitation, the issuance and sale of Common Stock (i) as part or all of the consideration required to be paid for an acquisition of an ongoing business or other assets, (ii) in public or private offerings as a means of obtaining additional capital, (iii) to satisfy any current or future obligation of the Company, whether or not relating to financings, (iv) in connection with the exercise of options, warrants or rights, or the conversion of convertible securities of the Company, (v) in public or private exchange offers for other securities of the Company, (vi) as part or all of the consideration to repay or retire any debt of the Company, (vii) in connection with stock splits and dividends, or (viii) with respect to existing or new employee benefit or stock ownership plans or employment agreements. The proposed increase in the number of authorized shares of Common Stock will not change the number of shares of stock outstanding or the rights of the holders of such stock. Issuance of authorized shares of Common Stock can be made generally at the discretion of the Board, except under limited circumstances where stockholder approval is required.

     Although the Board of Directors believes that it is in the best interest of the stockholders for the Board to have the flexibility to approve the issuance of additional shares of Common Stock in any or all of the above circumstances, the issuance of additional shares of Common Stock could, in certain instances, discourage an attempt by another person or entity to acquire control of the Company. Moreover, the availability of sufficient authorized and unissued shares of Common Stock would facilitate the adoption and implementation of a shareholder rights plan. While rights plans may provide management with additional flexibility in negotiating a higher price for the Company's Common Stock in connection with a proposed acquisition of the Company, and otherwise dealing with an unsolicited acquirer, such plans may make it more difficult for an acquirer to effect a change of control. The Board of Directors currently has no intention of adopting such a plan. The issuance of additional Common Stock, whether or not in connection with a contest for control, would, in most instances, dilute the voting power of each stockholder, and may dilute earnings and book value on a per share basis.

BOARD RECOMMENDATION

     The Board unanimously recommends a vote FOR approval of the adoption of the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. The affirmative vote of the holders of a majority of the outstanding shares is necessary to approve the adoption of the amendment to the Restated Certificate of Incorporation. Unless otherwise instructed, proxies will be voted FOR approval of the adoption of the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

                                   PROPOSAL 3

           ADOPTION OF AMENDMENTS TO THE OPERATING PERFORMANCE BONUS
                          PLAN FOR EXECUTIVE OFFICERS

     At the Annual Meeting, stockholders are being asked to approve the adoption of the Second Amendment (the "Second Amendment") and the Third Amendment (the "Third Amendment" and, together with the Second Amendment, the "Amendments") to the Operating Performance Bonus Plan for Executive Officers of Safeway Inc. (as amended, the "Bonus Plan"). The original Bonus Plan was approved by the stockholders in May 1994. The Second Amendment was approved by the Board of Directors in October 1997, and the Third Amendment was approved by the Board of Directors in March 1998. There are currently 13 executive officers eligible to participate in the Bonus Plan. The Board is seeking stockholder approval of the Amendments in order for all bonuses paid under the Bonus Plan to continue to satisfy the requirements for qualified performance-based compensation under the Internal Revenue Service's regulations under Section 162(m) of the Code and, accordingly, be eligible for deductibility by the Company.

DESCRIPTION OF THE BONUS PLAN

     The following information includes summaries of certain provisions of the Bonus Plan. This information does not purport to be complete and is qualified in its entirety by reference to the provisions of the Bonus Plan. Copies of the Bonus Plan will be available at the Annual Meeting and may also be obtained by making written request of the Company's Secretary.

  Bonus Awards to CEO.

     Eligibility. The CEO is eligible for a bonus award for each fiscal year in an amount not to exceed 120% of the amount determined by multiplying his regular weekly base salary rate by the number of weeks during such year that he served as CEO, up to a maximum bonus of $1.5 million. The Second Amendment increased the foregoing percentage from 80%.

     Business Criteria. The CEO's bonus is based on a preestablished performance target which shall include three components which shall be based on (i) identical store sales, (ii) income and (iii) working capital, respectively. For purposes of such goal, planned identical store sales and income shall include all Company operations.

     Bonus Amount. The bonus award for the CEO is based on the achievement of specified levels above the performance target. Prior to the payment of a bonus award to the CEO, the Section 162(m) Committee must certify in writing the level of the performance goals attained by the Company.

  Bonus Awards to Executive Officers.

     Eligibility. Each executive officer of the Company (including the Senior Vice President -- Supply but excluding the CEO) is eligible for a bonus award for each fiscal year in an amount equal to a preestablished percentage, determined in the discretion of the CEO but ranging from 30% to 120%, of the amount determined by multiplying his or her regular weekly base salary rate by the number of weeks during such year that he or she served as an executive officer, up to a maximum bonus of $1.5 million. The Second Amendment increased the foregoing maximum percentage from 100%, and the Third Amendment decreased the foregoing minimum percentage from 40%.

     Business Criteria. Each executive officer's bonus is based on a preestablished performance target which shall include three components which shall be based on (i) identical store sales, (ii) income and (iii) working capital, respectively. For purposes of such goal, planned identical store sales and income shall include all Company operations.

     Bonus Amount. The bonus award for any executive officer is based on the achievement of specified levels above the performance target; provided, however, that the CEO, in his discretion, may reduce the amount payable to any executive officer. Prior to the payment of a bonus award to an executive officer, the
Section 162(m) Committee must certify in writing the level of the performance goals attained by the Company.

  Additional Bonus Award to Senior Vice President -- Supply.

     Eligibility. The Senior Vice President -- Supply is eligible for a bonus award for each fiscal year in an amount not to exceed 55% of the amount determined by multiplying his regular weekly base salary rate by the number of weeks during such year that he served as Senior Vice President -- Supply, up to a maximum bonus of $550,000.

     Business Criteria. The Senior Vice President -- Supply's bonus is based on a preestablished performance target which shall include three components which shall be based on (i) total Supply Division earnings, (ii) plant performance, and (iii) outside sales profit contribution, respectively. Each of the components shall be based on total Supply Division operations.

     Bonus Amount. In calculating the bonus award to be paid to the Senior Vice President -- Supply, the relative weight given to each component is as follows:
(i) 60% to total Supply Division earnings, (ii) 20% to plant performance, and
(iii) 20% to outside sales profit contribution. The bonus award for the Senior Vice President -- Supply is based on the achievement of specified levels above the performance target. Prior to the payment of a bonus award to the Senior Vice President -- Supply, the Section 162(m) Committee must certify in writing the level of the performance goals attained by the Supply Division.

  General

     Base Salary Adjustments. The Third Amendment permitted any change in base salary effected after the first day of the fiscal year to be taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

     Method of Payment. Each bonus award may be paid, at the option of the recipient, in cash or in stock, or in any combination of cash and stock. Stock bonuses shall be awarded in accordance with the provisions of the 1994 Amended and Restated Stock Option and Incentive Plan for Key Employees of Safeway Inc., as amended.

     Amendment. The Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) with respect to bonus awards which the Section 162(m) Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets, target bonus awards, or the percentages to be used to determine such bonus awards after the commencement of the fiscal year with respect to which such bonus awards relate.

                               NEW PLAN BENEFITS

            OPERATING PERFORMANCE BONUS PLAN FOR EXECUTIVE OFFICERS,
                          AS AMENDED BY THE AMENDMENTS

                 NAME AND POSITION                    DOLLAR VALUE($)(A)
                 -----------------                    ------------------
Steven A. Burd......................................        424,989
  President and CEO
Kenneth W. Oder.....................................        324,309
  Executive Vice President
Julian C. Day.......................................        182,141
  Executive Vice President and CFO
Michael C. Ross.....................................        191,433
  Senior Vice President, Secretary & General Counsel
Gary D. Smith.......................................         74,516
  Senior Vice President
E. Richard Jones....................................        199,486
  Former Executive Vice President
Executive Group.....................................      1,711,534
Non-Executive Director Group........................            N/A
Non-Executive Officer Employee Group................        199,486

---------------

(a) Represents bonuses paid under the Bonus Plan for fiscal 1997. The following amounts represent that portion of such bonuses attributable to the changes effected by the Amendments: Mr. Burd, $64,589; Mr. Oder, $29,750; Mr. Day, $0; Mr. Ross, $8,460; Mr. Smith, $12,862; Mr. Jones, $0; Executive Group, $154,111; and Non-Executive Officer Employee Group, $0.

BOARD RECOMMENDATION

     The Board unanimously recommends a vote FOR the approval of the adoption of the Amendments because the Board believes it is in the best interest of the Company to qualify performance-based compensation for deductibility under
Section 162(m) of the Code in order to maximize the Company's income tax deductions. The affirmative vote of the holders of a majority of shares present in person or by proxy and entitled to vote at the meeting is necessary to approve the adoption of the Amendments. Unless otherwise instructed, proxies will be voted FOR approval of adoption of the Amendments.

                                   PROPOSAL 4

                   ADOPTION OF CAPITAL PERFORMANCE BONUS PLAN
                     FOR EXECUTIVE OFFICERS OF SAFEWAY INC.

     At the Annual Meeting, stockholders are being asked to approve the adoption of the Capital Performance Bonus Plan for Executive Officers of Safeway Inc. (the "Capital Bonus Plan"). There are currently six executive officers eligible to participate in the Capital Bonus Plan. The Board is seeking stockholder approval of the Capital Bonus Plan in order for bonuses paid under the Capital Bonus Plan to satisfy the requirements for qualified performance-based compensation under the Internal Revenue Service's regulations under Section 162(m) of the Code and, accordingly, be eligible for deductibility by the Company.

DESCRIPTION OF THE CAPITAL BONUS PLAN

     The following information includes summaries of certain provisions of the Capital Bonus Plan. This information does not purport to be complete and is qualified in its entirety by reference to the provisions of the Capital Bonus Plan. Copies of the Capital Bonus Plan will be available at the Annual Meeting and may also be obtained by making written request of the Company's Secretary.

  Bonus Awards to CEO.

     Eligibility. The CEO is eligible for a bonus award for each fiscal year in an amount not to exceed 30% of the amount determined by multiplying his regular weekly base salary rate by the number of weeks during such year that he served as CEO, up to a maximum bonus of $375,000.

     Business Criteria. The CEO's bonus is based on a preestablished performance goal for each eligible new store or remodel project which shall be based on a targeted return on invested capital for such project.

     Bonus Amount. The bonus award for the CEO is based on the achievement of specified levels above the performance goal. Prior to the payment of a bonus award to the CEO, the Section 162(m) Committee must certify in writing the level of the performance goals attained by the eligible projects.

  Bonus Awards to Other Executive Officers.

     Eligibility. Each executive officer of the Company (except the CEO) eligible to participate in the Capital Bonus Plan is eligible for a bonus award for each fiscal year in an amount equal to a preestablished percentage, determined in the discretion of the CEO but ranging from 15% to 30%, of the amount determined by multiplying his regular weekly base salary rate by the number of weeks during such year that he served as an executive officer, up to a maximum bonus of $300,000.

     Business Criteria. Each eligible executive officer's bonus is based on a preestablished performance goal for each eligible new store or remodel project which shall be based on a targeted return on invested capital for such project.

     Bonus Amount. The bonus award for each eligible executive officer is based on the achievement of specified levels above the performance goal; however, the CEO, in his discretion, may reduce the amount payable to any such executive officer. Prior to the payment of a bonus award to an eligible executive officer, the 162(m) Committee must certify in writing the level of the performance goals attained by the eligible projects.

  General

     Base Salary Adjustment. Any change in base salary effected after the first day of the fiscal year shall be taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

     Method of Payment. Each bonus award shall be paid in cash.

     Amendment. The Capital Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) with respect to bonus awards which the Section 162(m) Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance goals, target bonus awards, or the percentages to be used to determine such bonus awards after the commencement of the fiscal year with respect to which such bonus awards relate.

                               NEW PLAN BENEFITS

             CAPITAL PERFORMANCE BONUS PLAN FOR EXECUTIVE OFFICERS

                NAME AND POSITION                    DOLLAR VALUE($)(A)
                -----------------                    -------------------
Steven A. Burd...................................          206,246
  President and CEO
Kenneth W. Oder..................................              N/A
  Executive Vice President
Julian C. Day....................................          111,606
  Executive Vice President and CFO
Michael C. Ross..................................              N/A
  Senior Vice President, Secretary & General
     Counsel
Gary D. Smith....................................           38,804
  Senior Vice President
E. Richard Jones.................................           92,814
  Former Executive Vice President
Executive Group..................................          439,323
Non-Executive Director Group.....................              N/A
Non-Executive Officer Employee Group.............           92,814

---------------

(a) Represents bonuses paid under the Capital Bonus Plan for fiscal 1997.

BOARD RECOMMENDATION

     The Board unanimously recommends a vote FOR the approval of the adoption of the Capital Bonus Plan because the Board believes it is in the best interest of the Company to qualify performance-based compensation for deductibility under
Section 162(m) of the Code in order to maximize the Company's income tax deductions. The affirmative vote of the holders of a majority of shares present in person or by proxy and entitled to vote at the meeting is necessary to approve the adoption of the Capital Bonus Plan. Unless otherwise instructed, proxies will be voted FOR approval of adoption of the Capital Bonus Plan.

                                   PROPOSAL 5

                              STOCKHOLDER PROPOSAL

     Mrs. Evelyn Y. Davis, 2600 Virginia Ave., N.W. #215, Washington, D.C. 20037, who is the owner of 800 shares of Common Stock, has given notice that she intends to present for action at the Annual Meeting the following resolution:

        RESOLVED: That the stockholders of Safeway Inc., assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

     The following statement was submitted in support of such resolution:

        REASONS: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year, the owners of 35,534,552 shares [pre-split], representing approximately 16% of the shares voting, voted FOR this proposal.

     If you AGREE, please mark your proxy FOR this resolution.

BOARD RECOMMENDATION

     The Board of Directors recommends a vote against this proposal for the following reasons:

     This proposal was presented at the 1997 Annual Meeting. Owners of 155,536,711 shares (pre-split), representing approximately 81.5% of the shares voting on the proposal, voted against the proposal or abstained.

     The Company's present system for election of directors, which is like that of many major publicly traded corporations, allows all stockholders to vote on the basis of their share ownership. The Board of Directors believes that this method is the fairest and is most likely to produce a Board which will effectively represent the interests of all of the Company's stockholders. In addition, the Company's performance in recent years, including an average annual return to stockholders of over 58% since 1993, suggests that a change in the method of voting for directors is not necessary or desirable.

     In contrast, cumulative voting promotes special interest representation on the Board. This, in turn, can lead to factionalism and contention among directors, which could have a negative impact on the Company and its stockholders. Moreover, the proponent of this stockholder proposal has offered no evidence that cumulative voting produces a more qualified or effective board. In fact, the proponent has not expressed any concerns regarding the members of the Board or the effectiveness of the Board.

     Accordingly, the Company believes that the present method of voting best promotes the election of directors who will represent the interests of the stockholders as a whole and that there have been no valid reasons submitted for implementing cumulative voting.

     The Board unanimously recommends a vote AGAINST the adoption of this stockholder proposal. The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve the adoption of this stockholder proposal. Unless otherwise instructed, proxies will be voted AGAINST approval of adoption of this stockholder proposal.

                                   PROPOSAL 6

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, acting on the recommendation of its Audit Committee, has selected the firm of Deloitte & Touche LLP, which has served as independent auditors of the Company since 1987, to conduct an audit, in accordance with generally accepted auditing standards, of the Company's consolidated financial statements for the 52-week fiscal year ending January 2, 1999. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. Neither the firm nor any of its partners has any direct financial interest or any indirect financial interest in the Company or any of its subsidiaries, other than as independent auditors. This selection is being submitted for ratification at the meeting. If not ratified, the selection will be reconsidered by the Board, although the Board of Directors will not be required to select different independent auditors for the Company. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of Deloitte & Touche LLP.

                                    GENERAL

STOCKHOLDER PROPOSALS

     Stockholder proposals for presentation at the 1999 Annual Meeting of Stockholders must be received at the Company's principal executive offices on or before December 2, 1998. The Company's Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 50 to 75 days before the meeting (or, if less than 65 days' notice or prior public disclosure of the meeting date is given, within 15 days after such notice was mailed or publicly disclosed, whichever first occurs). Such notice must set forth certain information specified in the Company's Bylaws.

ANNUAL REPORT

     The Company's Annual Report to Stockholders for the year ended January 3, 1998 is being mailed to all stockholders of record with this Proxy Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          MICHAEL C. ROSS
                                          Secretary
Dated: March 27, 1998

                                     (LOGO)

                                  SAFEWAY INC.
                 PROXY - For the Annual Meeting - May 12, 1998

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

PROXY

The undersigned, having received the Notice of Meeting and Proxy Statement dated March 27, 1998, appoints Steven A. Burd and Michael C. Ross, and each or any of them as Proxies, with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the San Ramon Marriott Hotel, 2600 Bishop Drive, San Ramon, California on Tuesday, May 12, 1998, at 10:30 a.m. or at any and all adjournments thereof, with all powers which the undersigned would possess if personally present.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED UNDER ITEM (1), "FOR" THE PROPOSALS DESCRIBED IN ITEMS (2), (3), (4) and (6) AND "AGAINST" THE STOCKHOLDER PROPOSAL DESCRIBED IN ITEM (5), ALL OF SAID ITEMS BEING MORE FULLY DESCRIBED IN THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ACCOMPANYING PROXY STATEMENT. IF ANY OF THE NAMED NOMINEES SHOULD BECOME UNAVAILABLE PRIOR TO THE ANNUAL MEETING, THE PROXY WILL BE VOTED FOR ANY SUBSTITUTE NOMINEE OR NOMINEES DESIGNATED BY THE BOARD OF DIRECTORS. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                    SEE REVERSE
                                                                        SIDE

   Please mark your
X  votes as in this
   example

        The Board of Directors recommends a vote AGAINST stockholder proposal 5 and FOR proposals 2, 3, 4 and 6.

                FOR     WITHHELD                     FOR     AGAINST     ABSTAIN

1. Election of                   Nominees: Steven
   Directors                     A. Burd, Robert I.
                                 MacDonnell,
                                 William Y.
                                 Tauscher
For, except vote withheld for the following nominee(s):


                                2. Amendment of Restated
                                Certificate of Incorporation to
                                increase total number of
                                authorized shares of
                                Common Stock.

                                3. Adoption of Amendments
                                to Operating Performance
                                Bonus Plan for Executive
                                Officers.

                                4. Adoption of Capital
                                Performance Bonus Plan for
                                Executive Officers.

                                5. Stockholder proposal
                                on cumulative voting.

                                6. Appointment of Deloitte
                                & Touche LLP as
                                independent auditors for
                                fiscal year 1998.

                                7. In accordance with the
                                judgments of the proxies,
                                upon such other business as
                                may properly come before
                                the meeting and at any and all
                                adjournments thereof.

                                  MARK HERE
                                  FOR ADDRESS
                                  CHANGE AND
                                  NOTE AT LEFT

                                Please date and sign as name appears hereon.
                                Joint owners should each sign. The full name or capacity of any person signing for a corporation, partnership, trust or estate should be indicated.

                                -----------------------------------------------

                                -----------------------------------------------
                                SIGNATURE(S)                            DATE




BALLOT.97                                                                BALLOT